Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2005

CenterState Banks of Florida, Inc. Announces

Third Quarter 2005 Operating Results

Declaration of fourth quarter dividend

WINTER HAVEN, FL. — October 26, 2005 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the third quarter 2005 of $1,801,000, up 117%, compared to $829,000 earned in the third quarter of 2004. Earnings per share for the current quarter was $0.34, up 70%, compared to $0.20 for the year ago quarter.

Net income for the nine month period ending September 30, 2005 was $4,495,000, or $0.97 per share, compared to $3,390,000, or $0.91 per share ($2,240,000, or $0.60 per share exclusive of the one time gain on sale of branches that occurred in February 2004), for the same period last year. All per share data is presented herein on a diluted basis, unless otherwise stated. A reconciliation between net income and net income exclusive of gain on sale of branches is presented below.

Condensed Consolidated Income Statements (unaudited)

And reconciliation between net income and net income exclusive of gain on sale of branches amounts in thousands of dollars (except per share data)

	Nine months ended Sept 30,		Increase (decrease)%
	2005	2004
Net interest income	$20,589	$15,451	$5,138	33.3%
Provision for loan losses	(795)	(900)	105	(11.7%)

Net interest income after loan loss provision	19,794	14,551	5,243	36.0%
Non interest income	4,067	3,685	382	10.4%
Gain on sale of branches	—	1,844	(1,844)	n/a
Non interest expense	(16,688)	(14,690)	(1,998)	13.6%

Income before income tax	7,173	5,390	1,783	33.1%
Income tax expense	(2,678)	(2,000)	(678)	33.9%

NET INCOME	$4,495	$3,390	$1,105	32.6%

NET INCOME	$4,495	$3,390	$1,105	32.6%
Gain on sale of branches, net of tax of $694	—	(1,150)	1,150	n/a

Net income exclusive of gain on sale of branches	$4,495	$2,240	$2,255	100.7%

EPS (diluted)	$0.97	$0.91	$0.06	6.6%
Gain on sale of branches, net of tax of $0.19 per share	—	(0.31)	0.31	n/a

EPS (diluted) exclusive of gain on sale of branches	$0.97	$0.60	$0.37	61.7%

Condensed consolidated quarterly income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)
Amounts in thousands of dollars (except per share data)
For the quarter ended:	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
Net interest income	$7,499	$6,817	$6,273	$5,763	$5,449
Provision for loan losses	(255)	(255)	(285)	(370)	(225)

Net interest income after loan loss provision	7,244	6,562	5,988	5,393	5,224
Non interest income	1,416	1,310	1,341	1,247	1,204
Non interest expense	(5,784)	(5,583)	(5,321)	(5,090)	(5,110)

Income before income tax	2,876	2,289	2,008	1,550	1,318
Income tax expense	(1,075)	(857)	(746)	(567)	(489)

NET INCOME	$1,801	$1,432	$1,262	$983	$829

EPS (basic)	$0.34	$0.35	$0.31	$0.24	$0.20
EPS (diluted)	$0.34	$0.33	$0.30	$0.24	$0.20

During the nine month period ended September 30, 2005, total assets grew by 12.5% to $848,161,000. The organic growth rate (i.e. exclusive of the net proceeds received from the 2005 public offering) was approximately 7.9%. During this same period, loans grew by $63,778,000 or 14.5%, and deposits grew by $36,491,000 or 5.5%. The loan to deposit ratio at September 30, 2005 was 72.5% compared to 66.9% as of December 31, 2004. The net interest margin for the quarter ended September 30, 2005 was 3.88% compared to 3.42% for the comparable quarter in 2004. Annualized return on average assets (“ROA”) was 0.86% for the quarter ended September 30, 2005 compared to 0.48% for the same quarter last year. Presented below are condensed consolidated balance sheets, condensed average consolidated balance sheets, and selected ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands of dollars
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Cash and due from banks	$28,086	$42,727	$41,912	$27,306	$25,304
Fed funds and money market	57,401	70,229	54,500	62,809	60,146
Investments	224,092	197,010	198,897	191,400	161,908
Loans	504,783	487,468	461,667	441,005	429,298
Allowance for loan losses	(6,426)	(6,169)	(5,941)	(5,685)	(5,532)
Other assets	40,225	38,777	38,778	36,944	36,637

TOTAL ASSETS	$848,161	$830,042	$789,813	$753,779	$707,761

Deposits	$696,121	$686,553	$680,506	$659,630	$615,714
Other borrowings	52,741	50,598	48,570	34,627	32,884
Other liabilities	2,740	2,328	2,452	1,738	1,867
Minority interest	120	120	120	120	120
Stockholders’ equity	96,439	90,443	58,165	57,664	57,176
TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY	$848,161	$830,042	$789,813	$753,779	$707,761

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars
For the quarter ended:	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
Investments and fed funds	$279,354	$251,795	$250,536	$243,638	$208,821
Loans	494,493	474,937	450,505	438,837	428,625
Allowance for loan losses	(6,294)	(6,040)	(5,795)	(5,766)	(5,450)
All other assets	66,467	69,499	67,511	63,622	59,742

TOTAL ASSETS	$834,020	$790,191	$762,757	$740,331	$691,738

Deposits- interest bearing	$498,576	$497,829	$489,317	$485,013	$453,503
Deposits- non interest bearing	183,159	179,339	172,696	162,448	143,191
Other borrowings	51,807	49,234	40,545	33,467	36,171
Other liabilities	5,170	1,738	1,984	1,770	1,799
Minority interest	120	120	120	120	120
Stockholders’ equity	95,188	61,931	58,095	57,513	56,954
TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY	$834,020	$790,191	$762,757	$740,331	$691,738

Selected financial ratios
As of or for the quarter ended:	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
Return on average assets (annualized)	0.86%	0.72%	0.66%	0.53%	0.48%
Return on average equity (annualized)	7.57%	9.25%	8.69%	6.84%	5.82%
Net interest margin (annualized)	3.88%	3.75%	3.58%	3.38%	3.42%
Loan / deposit ratio	72.5%	71.0%	67.8%	66.9%	69.7%
Stockholders’ equity / total assets	11.4%	10.9%	7.4%	7.6%	8.1%
Efficiency ratio	65%	69%	70%	73%	77%
Book value per share	$18.37	$17.74	$14.27	$14.17	$14.08
Dividend per share	$0.07	$0.06	$0.06	$0.06	$0.06

The Company’s credit quality remains good. Net charge-offs for the nine month period ending September 30, 2005 was $54,000 compared to $88,000 for the comparable period last year. Allowance for loan losses was $6,426,000 at September 30, 2005, or 1.27% of loans outstanding, compared to $5,685,000 at December 31, 2004, or 1.29% of loans outstanding. Nonperforming assets, which the Company defines as (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent and are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets that is not real estate, was $1,374,000 at September 30, 2005, compared to $1,305,000 at December 31, 2004. Nonperforming assets as a percentage of total assets was 0.16% at September 30, 2005, compared to 0.17% at December 31, 2004. The ratio of allowance for loan losses to nonperforming assets was 468% at September 30, 2005, compared to 436% at December 31, 2004. The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands
As of or for the quarter ended:	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
Non performing assets	$1,374	$941	$1,427	$1,305	$1,475
Non performing assets as a percentage of total assets	0.16%	0.11%	0.18%	0.17%	0.21%
Net charge-offs (recoveries)	$(2)	$27	$29	$217	$40
Net charge-offs as a percentage of average loans for the period	0.00%	0.01%	0.01%	0.05%	0.01%
Allowance for loan losses as a percentage of period end loans	1.27%	1.27%	1.29%	1.29%	1.29%

The announced acquisition of CenterState Bank Mid Florida is scheduled to close in the first quarter of 2006. As of September 30, 2005 the Bank reported assets of $71.4 million, stockholders’ equity of $9.0 million, loans of $40.8 million and deposits of $62.3 million.

At the Company’s October Board of Directors meeting, the Board declared a quarterly dividend of $0.07 per share payable on December 30, 2005 to shareholders of record as of the close of business December 15, 2005.

The Company is in the process of executing a purchase of bank owned life insurance (“BOLI”) in the amount of $6 million. It is expected that this transaction will close October 31, 2005. The Company also entered into a contract to purchase a building site for a future corporate headquarters location as well as a branch banking office. The purchase price is approximately $1.6 million and is expected to close before the end of 2005. Construction is expected to begin in 2006 and is not expected to be completed before the first quarter of 2007.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with twenty-one full service locations and four mini-locations in seven counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Michael Acamparo, at Advest, Inc. (866-273-6661), Chris Cerniglia, at Ryan Beck & Co (800-793-7226) or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.